Exhibit 10.8

SHARE REPURCHASE AGREEMENT

     This is an Agreement, made October 25, 1994, between James V. Gorman, residing at 81 Prescott Place, Freehold, New Jersey, 07728 (the “Shareholder”) and National Atlantic Holdings Corp., (the “Corporation”), a New Jersey corporation located at 225 Madison Avenue, Morristown, New Jersey 07963-1917.

STATEMENTS OF FACT:

     A. The authorized capital of the Corporation is 100,000 shares of common stock.

     B. The Shareholder has purchased 36,000 shares of the issued and outstanding capital of the Corporation, directly from the Corporation.

     C. Proformance Insurance Company (“Proformance”), a New Jersey insurance company authorized to transact property and casualty insurance in the State of New Jersey, is a wholly owned subsidiary of the Corporation.

     D. The parties hereto believe that their best interests will be served by imposing certain restrictions and limitations on the future sale and purchase of the Shares.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. Definitions. For the purposes of this Agreement the following terms shall have the meaning defined in this Article 1:

          1.1 “Transfer” shall mean any disposition (including, without limitation, gifts, sales, assignments, pledges, encumbrances, bequests, and all other intervivos or testamentary dispositions) whether voluntary or involuntary, or pursuant to court order or by operation of law.

          1.2 “Shares” shall mean all shares of capital of the Corporation now or hereafter acquired by the Shareholder.

          1.3 “Permitted Transferee”. shall mean a licensed New Jersey insurance agent who (i) has been determined, in the sole discretion of the Corporation’s Peer Review Committee and its Board of Directors, to be an acceptable insurance agent of Proformance and (ii) who has entered into an Agency Agreement with Proformance either individually, or on behalf of a New Jersey licensed insurance agency employing such agent.

     2. Entire Agreement. This Agreement represents the sole and entire understanding of the parties regarding the sale and purchase of the Shares, now or hereafter acquired by the Shareholder directly from the Corporation, and supersedes any and all other oral or written agreements among them, which are hereby rendered null and void.

     3. Limitation On Transfer of Shares.

          3.1 Limitation. The Shareholder may not Transfer any of his Shares, except as expressly permitted by this Agreement, including without limitation, the provisions of Article 4.

          3.2 Reasonable Restraint. The Shareholder recognizes and acknowledges that the restraints imposed in this Agreement on the disposition of his Shares are fair and reasonable in consideration of their absolute necessity for the proper conduct of the business of the Corporation and the provisions of this Agreement providing a market for the Shares.

     4. Permitted Transfers Of Shares.

          4.1 Transfers to Permitted Transferees. The Shareholder may transfer not more than an aggregate total of 10,000 of his Shares in private transactions to Permitted Transferees selected by the Shareholder; provided, however, that (i) no more than 1,000 Shares may be transferred by the Shareholder to any single Permitted Transferee, and (ii) all Shares transferred to a Permitted Transferee shall remain subject to the restrictions on transfers and other matters contained in the Certificate of Incorporation of the Corporation, as amended from time to time, and a Share Repurchase Agreement in the form of Exhibit A attached hereto by and among the Corporation and its Shareholders.

          4.2 Shareholder’s Right of First Refusal. Except with respect to Shares issued pursuant to the Corporation’s initial private placement offering, if the Corporation contemplates issuing Shares to one or more Permitted Transferees, the Corporation shall first provide the Shareholder with written notice of its intention to do so. Such notice shall set forth the terms and conditions of the proposed Transfer, including but not limited to, the issue price and the number of Shares which the Corporation proposes to issue.

          (a) The Shareholder shall have the first right to sell Shares to such Permitted Transferee(s), provided that (i) no more than 1,000 Shares may be transferred by the Shareholder to any single Permitted Transferee and (ii) all Shares transferred to such Permitted Transferee shall remain subject to the restrictions on transfers and other matters contained in the Certificate of Incorporation of the Corporation, as amended from time to time, and a Share Repurchase Agreement by and among the Corporation and its shareholders in the form of Exhibit A attached hereto.

          (b) If the Shareholder desires to exercise the option herein contained, he shall give written notice of such exercise to the Corporation no later than thirty (30) days from the date of the Corporation’s notice, setting forth the number of Shares the Shareholder intends to Transfer to the Permitted Transferee.

          (c) If the Shareholder declines to exercise this right of first refusal, then the Corporation shall be free to issue Shares to the Permitted Transferee for a period of six (6) months after the Corporation’s notice, except that (A) the Corporation can only issue shares on the same terms and conditions as set forth in its notice pursuant to Section 4.2(a) and (B) all Shares so issued to a Permitted Transferee shall remain subject to the restrictions on transfers and other matters contained in the certificate of Incorporation of the corporation, as amended from time to time, and a Share Repurchase Agreement by and among the Corporation and its shareholders in the form of Exhibit A attached hereto.

          4.3 Limitations on Additional Transfers; Corporation’s Right of First Refusal. Except as provided in Sections 4.1 and 4.2 hereof, the Shareholder may not Transfer all or any of his Shares for a period of two (2) years from and after the date of this Agreement (the “Holding Period”), except pursuant to the following terms and conditions:

          (a) If, during the Holding Period the Shareholder receives a bona fide offer to purchase all or any of his Shares from a third party (whether or not a Permitted Transferee) and the Shareholder desires to transfer all or any of his Shares, he shall give the Corporation written notice of his intention to do so. Such written notice shall set forth the material terms and conditions of the bona fide offer, including, but not limited to, the purchase price of the Shares.

          (b) The Corporation shall have the first right to purchase all or any part of the Shareholder’s Shares offered for sale.

          (c) If the Corporation desires to exercise the option herein contained, it shall give written notice to the Shareholder no later than thirty (30) days from the date of the Shareholder’s notice, setting forth the number of the Shareholder’s shares it wishes to purchase. Any such purchase by the Corporation shall be effectuated in the manner and upon the terms and conditions set forth in Article 5 of this Agreement. The closing of any transaction of purchase and sale by the Corporation pursuant to this Section shall be held at the Corporation’s counsel’s business office at 10:00 a.m., seventy-five (75) days after the date of the Shareholder’s notice of his intention to sell the Shares.

          (d) In making the determination of whether, and to what extent the Corporation wishes to exercise the right granted herein to purchase the Shareholder’s shares, the Shareholder (in his capacity as officer, director, shareholder or otherwise) shall take any and all affirmative action necessary to effectuate whatever course of action the Corporation’s other shareholders desire to take on behalf of the Corporation.

          (e) If the Corporation does not purchase all of the Shares described in the Shareholder’s notice, the Shareholder shall be free to transfer the remaining Shares described in the notice free of the provisions of this Agreement for a period of 6 months after the Shareholder’s notice, except that (A) the Shareholder can only sell his Shares on the same terms and conditions as set forth in his notice pursuant to Section 4.3(a) and (B) the transferee shall remain subject to the restrictions on transfers and other matters contained in the Certificate of Incorporation of the Corporation, as amended from time to time, and a certain Share Repurchase Agreement by and among the Corporation and its shareholders.

     5. Closing and Payment of Purchase Price.

          5.1 At the closing of any purchase and sale between the Corporation and the Shareholder pursuant to this Agreement, the Shareholder shall deliver:

          (a) Certificates representing the Shares which are being purchased and sold pursuant to this Agreement, endorsed in blank;

          (b) All documents which counsel for the Corporation shall reasonably deem necessary or advisable in order to accomplish a complete Transfer of the Shares to the Corporation; and

          (c) If the Shareholder transfers all of his Shares, the written resignation of the Shareholder as an officer, director and employee of the Corporation and/or Proformance.

          5.2 Payment of the total purchase price due to the Shareholder, in any purchase of Shares by the Corporation pursuant to Section 4.3 of this Agreement, shall be made as follows:

          (a) If the Corporation has assigned its right to purchase the Shares to any third party as permitted by this Agreement, said third party shall pay at the closing, an amount equal to the total purchase price;

          (b) If the Corporation has not assigned its right to purchase the Shares to a third party, then the Corporation shall pay at closing, and periodically thereafter pursuant to a Note in the form of Exhibit B attached hereto, such amounts as it is able to pay, subject to the following conditions precedent:

               (i) The Corporation must have cash on hand to enable it to make a payment to the Shareholder without adversely impairing the Corporation’s and Proformance’s ability to operate safely and efficiently pursuant to the regulations of the New Jersey Department of Insurance;

               (ii) Any disbursements made by the Corporation or Proformance for the purpose of making any payment to the Shareholder shall not cause the capital and surplus of Proformance to become “impaired” as defined by N.J.S.A. 17B:32-1(a) as amended from time to time. The parties acknowledge that at the present time, Proformance’s capital and surplus would be deemed “impaired” if its capital and surplus were to fall below $3,200,000; and

               (iii) If required by law, the New Jersey Department of Insurance must approve of the payment in writing.

          (c) Interest shall accrue on the outstanding balance of the total purchase price, if any, due to the Shareholder from and after the closing, at the minimum rate of interest necessary under the Internal Revenue Code of 1954, as amended, to avoid an imputed rated of interest under the Code. Any payment of principal and interest to the Shareholder after closing shall be subject to the same conditions precedent set forth above regarding the payment of the portion of the purchase price at closing;

          (d) If at any time during which there is an outstanding balance of the total purchase due to the Shareholder, the Corporation commences a public or private offering of

Shares of any class of its capital, the Corporation shall be obligated to allocate up to fifty (50%) percent of the net proceeds to the Corporation of the offering for the exclusive purpose of making payments of the outstanding balance of the purchase price of the Shares, plus accrued interest, to the Shareholder and any other shareholders to whom deferred purchase price is owed.

          5.3 The Corporation shall have the right to offset against the payment or payments of the purchase price due from it to the Shareholder, the amount of all sums due from the Shareholder to the Corporation and/or Proformance, and to the extent so credited against the purchase price, such loan or other indebtedness shall be deemed to be and shall be canceled and discharged. Such credit against the purchase price shall be made regardless of the due date of any such loan or other indebtedness.

     6. Insufficient Surplus. If, at the time of closing, the surplus of the Corporation is less than the total purchase price, then the Corporation and the Shareholder shall take such action which, in the opinion of counsel for the Corporation, will be legally permissible to enable the Corporation to increase its surplus, either by reducing its capital stock or by a reappraisal of its assets, or otherwise, to an amount equal to the total purchase price. Notwithstanding the foregoing, the Corporation shall not be required to take any action which, in the opinion of counsel for the Corporation and its Board of Directors, would cause the capital of Proformance to become “impaired” as previously defined or adversely impact Proformance’s ability to operate safely and efficiently. Any action taken by the corporation to increase its surplus pursuant to this Article 6 shall be subject to the prior written approval of the New Jersey Department of Insurance.

     7. Right to Consult Counsel. The Shareholder represents and warrants that he has read and fully understands the section of the Corporation’s Private Placement Memorandum entitled “Risk Factors”. The Corporation and the Shareholder recognize that the law firm of Riker, Danzig, Scherer, Hyland & Perretti (the “Law Firm”) represents the Corporation with respect to the preparation and execution of this Agreement, the offering of the Shares by the corporation and the transactions contemplated hereby and thereby. The Shareholder represents that he has the opportunity to seek and obtain independent legal counsel and he has not been represented by the Law Firm with regard to the review and execution of this Agreement, the purchase of Shares offered by the Corporation and the transactions contemplated hereby and thereby. In addition, the Shareholder hereby agrees that the Law Firm may represent the Corporation in any matter in the future. The Shareholder waives any conflict of interest which has arisen or may arise by virtue of the Law Firm’s representation of the Corporation or any of the Incorporators, unless the Shareholder hereafter gives notice to the Law Firm to the contrary with respect to any matter.

     8. Notice. Whenever under the provisions of this Agreement notice is required to be given, it shall be in writing and shall be deemed given when mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to the Shareholder at his address as set forth herein, or to such other address as may appear on the record books of the Corporation, and addressed to the Corporation at its principal business office.

     9. Miscellaneous.

          9.1 Amendments. This Agreement may not be amended or supplemented at any time unless by a writing executed by the parties hereto, and all such amendments and supplements shall, except as otherwise provided hereinafter, be binding upon all other persons interested herein.

          9.2 Impairment Of Rights. No amendment, supplement or termination of this Agreement shall affect or impair any rights or obligations which have theretofore matured hereunder.

          9.3 Further Assurances. All parties will take such further action and execute such other documents as are reasonably necessary to effectuate the purposes, terms and conditions of this Agreement.

          9.4 Partial Invalidity. The invalidity of any portion of this Agreement shall not affect the validity of the remainder of this Agreement.

          9.5 Assignment. The corporation may assign any or all of its rights or obligations under this Agreement to any other person or entity without the prior consent of the Shareholder. The Shareholder may not assign any of his rights or obligations under this Agreement without the prior consent of the Corporation.

          9.6 Binding On Successors. This Agreement shall be binding upon and shall inure to the benefit of all of the parties hereto, and to their respective heirs, executors, administrators, successors and assigns, and shall be binding upon any person to whom any Shares are Transferred in violation of the provisions of this Agreement (whether voluntarily, pursuant to court order, by operation of law or otherwise), and the heirs, executors, administrators, successors or assigns of such person. Notwithstanding the foregoing, any obligation of the Corporation to purchase Shares under this Agreement shall apply only to Shares owned by the shareholder or the Shareholders estate.

          9.7 Termination. This Agreement shall terminate upon the written consent of the parties or upon the occurrence of any of the following events:

          (a) The adjudication of the Corporation as a bankrupt, or the execution by the Corporation of an assignment for the benefit of creditors.

          (b) The voluntary or involuntary complete liquidation or dissolution of the Corporation.

          9.8 Governing Law. This Agreement shall be governed by the law of the State of New Jersey.

          9.9 Captions. Any Paragraph title or caption contained in this Agreement is for convenience only, and shall not in any way be construed to define, describe or limit the terms hereof.

          9.10 Restrictive Legend. All certificates representing the Shares now or hereafter issued shall be endorsed as follows:

The Shares represented by this certificate are issued and held subject to the restrictions on transfers and other matters contained in the certificate of Incorporation of the Corporation, as such as amended and may be amended from time to time, and a certain Share Repurchase Agreement by and among the corporation and its Shareholders, which are available for inspection at the offices of the Corporation. Transfer of the Shares represented by this certificate cannot be made except upon compliance with such provisions, of which notice is hereby given. The Corporation will mail to any person affected by such restrictions, a copy thereof, without charge, within five (5) days after receipt of a written request therefor.

The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws. They may not be sold or offered for sale in the absence of an, effective registration statement as to the securities under said act and any applicable state securities law or an opinion of counsel satisfactory to the Corporation that such registration is not required.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seal, or caused these presents to be duly executed by their proper corporate officers, the day and year first above written.

WITNESS:

/s/ Donald E. Gossett	/s/ James V. Gorman

JAMES V. GORMAN, Shareholder

ATTEST:	National Atlantic Holdings Corp.

/s/ John R. Prideaux Jr.	BY: /s/ Frank P. Campion

EXHIBIT “B”

PROMISSORY NOTE

PRINCIPAL AMOUNT:	DATE:

     FOR VALUE RECEIVED                                           (“Maker”), hereby promises to pay to                                   (“Holder”) the principal sum of                                                   ($           ), together with interest on the unpaid balance accruing from and together with interest on the unpaid balance accruing from and after the date hereof at the rate of (        %) percent per annum, [such rate being the minimum rate necessary under the Internal Revenue Code of 1986, as amended, to avoid an imputed rate of interest under the Code] payable in twenty-four (24) consecutive equal quarterly installments of principal and interest on the first business day in January, April, July and October commencing with the first such business day in           , subject to the conditions, limitations and qualifications set forth in that certain Share Repurchase Agreement dated                         , 1984 between Holder and Maker.

     This Note may be prepaid in whole or in part at any time without premium or penalty. Any such prepayment shall be credited against installments due in the inverse order of maturity.

     The full amount of the principal balance owing, and the accrued but unpaid interest thereon shall, at the election of the Holder, become immediately due and payable upon the occurrence of any of the following:

     (a) A default of Maker in the payment of any quarterly installments due pursuant to this Note, if such default shall continue for a period of thirty (30) days after written notice of such default shall have been mailed to Maker.

     (b) The commencement of proceedings in bankruptcy, proceedings for an arrangement, reorganization or re adjustment of debts under any law, whether State or Federal, for the relief of debtors, now or hereafter existing, whether instituted by or against Maker, provided that if an involuntary petition in bankruptcy is filed against Maker, such shall only constitute a default if the petition is not dismissed within sixty (60) days after being filed.

     (c) Application for the appointment of a receiver of the property of Maker.

     (d) The making of an assignment for the benefit of creditors by Maker.

     (e) The voluntary or involuntary complete liquidation or dissolution of Maker.

     The provisions of this Note are severable, and the invalidity or unenforceability of any provision shall not alter or impair the remaining provisions of this Note.

     Whenever used, “Maker” and “Holder” shall be deemed to include the respective heirs, personal representatives, successor, and assigns or Maker and Holder.

     IN WITNESS WHEREOF, the Maker has set his hand and seal or caused this Note to be properly executed by its proper corporate officers, and has affixed its corporate seal as of the date and year first above written.

.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of this 22 day of August, 1994.

ATTEST:	PROFORMANCE INSURANCE COMPANY

/s/ Georgia Price	BY: /s/ John R. Prideaux Jr.

ATTEST:	FIRST MORRIS BANK

/s/ Georgia Price	BY: /s/ Georgia Price

WITNESS	SUBSCRIBER

/s/ John R. Prideaux Jr.	BY: /s/ James V. Gorman